A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)

Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 29, 2008

A. M. Castle & Co. Reports 2008 First Quarter Results

FRANKLIN PARK, IL, APRIL 29th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the first quarter ended March 31, 2008.

For the first quarter, consolidated net sales were a record $393.5 million, an increase of $18.1 million, or 4.8% from the first quarter of 2007. Net income for the quarter was $13.8 million or $0.62 per diluted share as compared to $15.6 million, or $0.81 per diluted share in the prior year.

In May 2007, the Company completed a secondary equity offering of five million shares, which had a $0.08 dilutive impact on first quarter 2008 earnings per share.

“Overall end-market activity in the first three months of 2008 remained healthy,” stated Michael Goldberg, President and CEO of A.M. Castle. “Demand in the oil and gas markets, and in our plate products which serves the heavy equipment and infrastructure markets, were especially strong in the first quarter. Given our focus on strategic end markets that exhibit favorable demand drivers on a global scale, we have not seen any significant recessionary impact in our business to date and material prices remain at favorably high levels,” added Goldberg.

Metal segment sales were $362.3 million in the first quarter of 2008, which was $15.7 million or 4.5% higher than the first quarter of 2007. The Metals UK Group acquired, on January 3, 2008, contributed to the sales increase. Excluding Metals UK Group activity, average tons sold per day in the Metal business increased 1.4% as compared to the first quarter of 2007, recovering from the lower levels the Company experienced in the second half of 2007. Metal prices also increased 3.1% versus the first quarter of last year.

Plastic segment sales were $31.2 million in the quarter, an increase of $2.5 million or 8.5% from the first quarter of last year.

“Margin rates in our aerospace business were comparable to the fourth quarter of 2007, reflecting the continuing oversupply of aluminum plate throughout the industry supply chain. Although our own inventory levels have improved, we do not expect a better overall market balance of supply to demand for this product until the latter half of 2008. Margin performance in the balance of our Metals business improved slightly during the first quarter, in part due to a tightening of supply in certain grades of carbon plate. Mill production of plate products is being consumed by manufacturers that support the Mine Resistant Ambush Protected (“MRAP”) programs, leading to tighter product availability, which has enhanced price and margins,” commented Goldberg. “Additionally, our Plastics business also enjoyed a strong quarter on the strength of some of their program customer business,” stated Goldberg.

The Company’s debt to capital ratio was 24.1% as of March 31, 2008, including the funding of the Metals UK Group acquisition. Inventory DSI (days sales in inventory) were 112 days at the end of the first quarter 2008 as compared to an average of 132 days in 2007.

“We are pleased with our profitability and strong inventory performance to start 2008. Additionally, we believe that the underlying economics of our business experienced in the first quarter of 2008, will remain healthy over the next few months as we are not directly impacted by any of the consumer driven markets such as automotive or residential construction,” stated Goldberg.

“On a final note, in early April we were successful in completing our first implementation phase of the Oracle ERP system in our Metals business. Both the system and the locations where it was installed are fully operational,” concluded Goldberg.

A.M. Castle & Co.

Add One

The Company also announced a cash dividend of $0.06 per share payable May 22, 2008 to shareholders of record at close of business on May 8, 2008.

Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month period ended March 31, 2008. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3000 (international) or 800-405-2236 and citing code 11112864.

About A. M. Castle & Co.

Founded in 1890, A.M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.

The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

Unaudited

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007
Net sales	$ 393,479	$ 375,351
Costs and expenses:		
Cost of materials (exclusive of depreciation and amortization)	291,344	269,450
Warehouse, processing and delivery expense	38,525	35,570
Sales, general, and administrative expense	35,482	36,394
Depreciation and amortization expense	5,811	4,896
Operating income	22,317	29,041
Interest expense, net	(2,046)	(4,261)
Income before income taxes and equity in earnings of joint venture	20,271	24,780
Income taxes	(8,350)	(9,877)
Income before equity in earnings of joint venture	11,921	14,903
Equity in earnings of joint venture	1,893	932
Net income	13,814	15,835
Preferred stock dividends	-	(243)
Net income applicable to common stock	$ 13,814	$ 15,592
Basic earnings per share	$ 0.62	$ 0.84
Diluted earnings per share	$ 0.62	$ 0.81
EBITDA *	$ 30,021	$ 34,869

**Earnings before interest, taxes, and depreciation and amortization*

Reconciliation of EBITDA to net income:

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007
Net income	$ 13,814	$ 15,835
Depreciation and amortization expense	5,811	4,896
Interest expense, net	2,046	4,261
Income taxes	8,350	9,877
EBITDA	$ 30,021	$ 34,869

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
Unaudited

	For the Three Months Ended March 31, 2008	2007
Operating activities:		
Net income	$ 13,814	$ 15,835
Adjustments to reconcile net income to net cash from operating activities:		
Depreciation and amortization	5,811	4,896
Amortization of deferred gain	(223)	(223)
Loss on disposal of fixed assets	11	1,340
Equity in earnings of joint venture	(1,893)	(932)
Dividends from joint venture	503	358
Deferred tax provision (benefit)	745	1,649
Share-based compensation expense	831	1,454
Excess tax benefits from share-based payment arrangements	(2,665)	-
Increase (decrease) from changes, net of acquisitions, in:		
Accounts receivable	(44,092)	(28,859)
Inventories	(2,255)	(35,012)
Other current assets	(997)	2,216
Other assets	(110)	(67)
Prepaid pension costs	(518)	827
Accounts payable	35,627	32,325
Accrued liabilities	(1,538)	694
Income taxes payable	6,866	8,055
Postretirement benefit obligations and other liabilities	(165)	288
Net cash from operating activities	9,752	4,844
Investing activities:		
Cash paid for acquisitions, net of cash acquired	(26,876)	-
Capital expenditures	(5,377)	(2,179)
Proceeds from sale of fixed assets	29	9
Net cash used in investing activities	(32,224)	(2,170)
Financing activities:		
Short-term borrowings, net	5,827	2,500
Proceeds from issuance of long-term debt	30,377	-
Repayments of long-term debt	(67)	(1,703)
Payment of debt issuance fees	-	(21)
Preferred stock dividend	-	(243)
Common stock dividends	(1,326)	(1,023)
Excess tax benefits from share-based payment arrangements	2,665	-
Payment of withholding taxes from share-based incentive issuance	(6,000)	
Net cash from (used in) financing activities	31,476	(490)
Effect of exchange rate changes on cash and cash equivalents	(547)	(257)
Net increase in cash and cash equivalents	8,457	1,927
Cash and cash equivalents - beginning of year	22,970	9,526
Cash and cash equivalents - end of period	$ 31,427	$ 11,453